                                                                    EXHIBIT 99.1

Jameson Inns, Inc.
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 901-9020 FAX (770) 901-9550



FOR IMMEDIATE RELEASE

October 24, 2001
                              Contact:    Craig R. Kitchin
                                          President and Chief Financial Officer
                                          (770) 901-9020

        JAMESON INNS OBTAINS INTEREST RATE CAP AGREEMENTS ON $109 MILLION
        -----------------------------------------------------------------
                            OF ITS FLOATING RATE DEBT
                            -------------------------

Atlanta, GA - Jameson Inns, Inc. today announced it has entered into multiple interest rate cap agreements to eliminate its exposure to increases in interest rates on $109 million of its total outstanding indebtedness of $227 million. The interest rate cap agreements limit the Company's exposure to increases in the prime rate above 6.75% for one-year periods commencing on the interest rate readjustment dates shown below. The agreements do not prevent the Company from benefiting from further decreases, if any, in the prime rate. The Company incurs interest on most of its indebtedness at a variable rate generally tied to the prime rate of interest on the applicable yearly adjustment dates.

                        Adjustment Date                Cap Amount
                        ---------------                ----------
                                                      (in millions)
                        April 1, 2002                   $   38.0
                        July 1, 2002                    $   53.0
                        October 1, 2002                 $   18.0
                                                        --------
                          Total                         $  109.0

"We have been encouraged by the decreases in interest rates throughout 2001 and the associated impact on the interest costs of our variable rate debt. The lower rates will help offset a decline in the occupancy at many of our hotels brought on by the softening economy and the effect of September 11th, said Craig Kitchin, President and CFO of Jameson Inns. "The current interest rate environment was favorable for us to lock in a significant portion of our debt for 2002. We will continue to pursue additional opportunities for further interest rate protection, as we believe the interest rate caps provide an excellent opportunity for us to manage our exposure to potential increases in the prime rate during 2002", concluded Kitchin.

Cash payments will be due the Company from the issuer of the interest rate cap agreements if the prime rate exceeds 6.75% during the agreement periods and the amount of the payments, if any, net of the costs of the agreements (approximately $60,000), will be recorded for financial reporting purposes as a reduction to interest expense over the agreement periods.

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At September 30, 2001, the Company had total indebtedness of $227 million consisting primarily of individual hotel property mortgages, with $216 million adjustable during 2002, based off of short-term interest rates, mainly the prime rate. The following table presents the variable rate indebtedness of the Company as of September 30, 2001 (in millions) summarized by the interest rate adjustment dates, along with the actual prime rate in effect on the most recent adjustment date:

              2002                        Debt                 Prime Rate on
         Adjustment Dates                Amount            2001 Adjustment Date
         ----------------                ------            --------------------
         January 1                       $ 33.9                    9.50%
         February 1                      $ 25.9                    9.00%
         March 1                         $  2.5                    8.50%
         April 1                         $ 42.3                    8.00%
         May 1                           $  3.8                    7.50%
         July 1                          $ 58.0                    6.75%
         September 1                     $  4.6                    6.50%
         October 1                       $ 19.9                    6.00%
         Daily/Weekly                    $ 25.5                    5.50%
                                         ------
                  Total                  $216.4

For the one-year adjustment periods beginning during the next twelve months, without regard to the interest rate cap agreements, the Company will realize substantial interest savings on its existing variable rate indebtedness compared to 2001, if short-term interest rates remain at or near current levels. Although $31 million of existing variable rate indebtedness currently contains interest rate floors ranging from 7.0% to 8.25%, most of the existing variable rate debt agreements will adjust proportionately to movements in either the prime rate or short-term U.S. Treasury Rates. If short-term interest rates were to remain at their current levels throughout 2002, the Company would experience annual interest savings on its present indebtedness of approximately $3.5 million, compared to its interest expense for 2001.


About the Company

Jameson Inns, Inc., the 21st largest owner of hotels in the country, as ranked by Hotel Business magazine, is a real estate investment trust that owns 125 limited-service hotels with 8,500 rooms in 14 states, primarily in the Southeast and Midwest. For more information, visit the Company's website at www.jamesoninns.com.
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Forward-Looking Statements

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements represent the Company's judgment and are subject to various risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward-looking statements. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.